Exhibit 3.1


                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 08/15/2000
                                                               001413621-3272886

                          CERTIFICATE OF INCORPORATION
                                       OF
                                  SUCIA LIMITED

     FIRST. The name of this corporation shall be: SUCIA LIMITED

     SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805 and its registered agent at such address is THE COMPANY CORPORATION.

     THIRD. The purpose or purposes of the corporation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

One Thousand Five Hundred (1500) shares with no par value.

     FIFTH. The name and mailing address of the incorporator is as follows:

                                  Shirley Jones
                             The Company Corporation
                                1013 Centre Road
                              Wilmington, DE 19805

     SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

     IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this fifteenth day of August, A.D. 2000.


                                          /s/ Shirley Jones
                                          -------------------------
                                          Shirley Jones
                                          Incorporator